UTEC Inc.
2420 Springer Drive, Suite 110, Norman, OK 73069

INDEPENDENT CONTRACTOR/CONSULTING AGREEMENT

THE AGREEMENT is made and entered into as of this 3rd day of September, 2008 by and between UTEC Inc (UTEC)., with its principal place of business at 2420 Springer Drive, Suite 110, Norman, OK 73069 and Princeton Research of Nevada Inc. with place of business at 3887 Pacific Street Las Vegas, NV  89121 (“PRI”, “Princeton” , “Independent Contractor”).
RECITALS

WHEREAS, UTEC Inc. (Symbol: UTEI ) is a technology company based in southeast Kansas, and a global leader in the development, testing, manufacture destruction and management of hazardous chemicals, commercial and munitions grade energetic materials, highly reactive materials, and engineered products. The company was founded over fifty years ago to serve the needs of commercial explosives producers in the coal and metals industries, and has grown to serve the top domestic and international commercial explosives producers, key Department of Defense contractors, and numerous regulatory agencies including the ATF, DOT, and security services.

WHEREAS, Princeton is in the business of providing Representation, Promotional, Investment Banking, International Merchant Banking, and general business consulting, including strategic business planning services and acquisition analysis to companies, and

WHEREAS, in the operation of UTEC’s business, UTEC is in need of the services which Princeton provides and wishes to enter into a business arrangement with Princeton to provide such services.

IN CONSIDERATION of the promises and mutual covenants hereby contained, it is hereby agreed as follows and will confirm the arrangements, terms and conditions pursuant to which Princeton (the "Consultant/Independent Contractor") has been retained to serve as a financial consultant and advisor to UTEC, on a nonexclusive basis. The undersigned hereby agrees to the following terms and conditions:

AGREEMENTS

1.           Terms of Contract

This Agreement will become effective on September 1st, 2008 and will continue in effect for a period of twelve (12) months unless earlier terminated pursuant to Section 5 of this Agreement.

2.           Services to be Performed by Independent Contractor/Consultant

•	Duties of Independent Contractor. Contractor shall at the request of UTEC, upon reasonable notice, render the following services to UTEC from time to time.

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Duties of Consultant.  The Consultant will provide such financial consulting services and advice pertaining to UTEC’s business affairs in the geographical areas in which the company operates. Without limiting the generality of the foregoing, Consultant will assist UTEC in developing, studying and evaluating financing, merger and acquisition proposals, prepare reports and studies thereon when advisable, and assist in negotiations and discussions pertaining thereof. This Agreement is not a contract for listing services, however, nothing in this Agreement will prohibit Consultant, at the request of UTEC, from negotiating on behalf of UTEC with corporations that are involved with listing or making a market in corporate securities in the OTC Markets.

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PRI will prepare an in depth analytic report on your Company for investors and the financial community.  Printing of the report will be at the Company’s cost. The analytic report will be in compliance with all relevant federal and state blue sky laws with respect to forward looking statements.  The report will be updated at least quarterly or sooner if required by the occurrence of a material event.

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The report will include, among other things, corporate mission statement, business analysis, management, capital structure, assets & liabilities, market factors, competition, earnings, financial forecasts and investment opportunity based on comparable companies.  Included in the report will be a “Press Kit” and a “Broker Due Diligence” information packet.

o	PRI will seek to increase interest in trading the Company’s shares from the current level in a professional manner and in compliance with all federal and state blue sky laws.

o	PRI will write up the company in its daily market letter at least twice during the period of the contract

o	PRI will feature UTEC Inc on its weekly radio show at least two times between now and contract end.

o	PRI will assist the Company in finding investors including brokerage firms with active salesmen that will recommend the company to its clients.

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Independent Contractor Status.  Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between UTEC and Consultant or any employee or agent of Consultant.  Both parties acknowledge that Consultant is not an employee for state or federal income tax purposes and Consultant specifically agrees that it shall be exclusively liable for the payment of all income taxes, or other state or federal charges that are due as a result of receipt of any consideration for the performance of services required by this Agreement. Consultant agrees that any such consideration is not subject to withholding by the UTEC for payment of any taxes and also directs UTEC not to withhold any sums for the consideration paid to Consultant for the services provided hereunder.

•	Use of Employees of Contractor. Consultant may, at its own expense, use any employees or subcontractors as they deems necessary to perform the services required of Consultant by this Agreement.

•	Expense. UTEC Inc. will reimburse PRI for all real expenses incurred during the conduct of activities in support of UTEC Inc., provided said expenses are pre-approved by the CEO of UTEC Inc.

3.           Compensation

•	PRI will be paid $ 500 per month for the term of this agreement, payable in periodic payments agreed to by the parties and subject to available cash flow within UTEC Inc

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As compensation for Consultant's services hereunder, UTEC shall issue to Consultant 100,000 of it’s par value $0.001 common shares restricted under Rule 144 for each $1,000,000 in funding raised for UTEC directly related to Consultants activities. In addition, Consultant shall receive a finders fee of $25,000 U.S. for every $1,000,000 in funding raised for UTEC directly related to Consultants activities.

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Assignment and Termination.  This Agreement shall not be assignable by any party except such underlying shares may be reissued by the Consultant to related parties without prior notification to UTEC.  These reissued  shares will be subject to the same terms and conditions as those issued to the Consultant.

4.            Confidentiality.  Except in the course of the performance of its duties hereunder,     Consultant agrees that it shall not disclose any trade secrets, know-how, or other proprietary information not in the public domain learned as a result of this Agreement unless and until such information becomes generally known.

5.           Termination of Agreement

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Termination on Notice.  Notwithstanding any other provision of this Agreement, either party may terminate this Agreement at any time by giving thirty (30) days written notice to the other party.  Upon Consultant receiving 30 days written notification of termination of this Agreement by UTEC.

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Termination on Occurrence of Stated Event.  This Agreement will terminate automatically on the occurrence of the following event of bankruptcy or insolvency of either party or non-payment or performance as stated in this Agreement by UTEC.

6.           General Provisions

•	Further Acts. Each party agrees to perform any further acts and execute and deliver any further documents that may be reasonably necessary to carry out the provisions and intent of this Agreement.

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Entire Agreement.  This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and may be amended only by a written instrument signed by the parties affected thereby, or their respective successors or assigns.  This Agreement cancels and supersedes all prior agreements, if any, oral or written, among UTEC and Consultant

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Severability.  If any provision of this Agreement shall be held invalid such invalidity shall not affect the other provisions hereof, and to this extent the provisions of this Agreement are intended to be and shall be deemed severable.

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Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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Notices.  Any notice or other communication required or permitted under this Agreements shall be sufficiently given if delivered personally or sent by registered or certified mail, postage prepaid and return receipt requested, to the address of the parties set forth in the first paragraph of this Agreement or at such address as may have been provided in like manner in writing to both of the parties to this Agreement.  Any notice that is sent by mail under this Agreement shall be considered received on the date on which it is actually delivered to the premises of the party of whom it is properly addressed, such date to be conclusively evidenced by the date of the return receipt.

•	Governing Law. This Agreement shall be construed in accordance with, and governed by the laws of the State of Nevada.

•	Assignment. No party to this Agreement may assign this Agreement or its right or obligations hereunder without the written consent of the others.

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Headings.  The headings of this Agreement are inserted solely for the convenience of reference and are not part of, and are not intended to govern, limit or aid in the construction of any term or provision hereof.

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Waiver.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver.

•	Acknowledgment Concerning Counsel. Each party acknowledges that it had the opportunity to employ separate and independent counsel of its own choosing in connection with this Agreement.

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Arbitration.  Any controversy, claim, misunderstanding, course of action, matter in question, breach, disagreement, dispute, or other related matter arising out of, or relating to this Agreement, or the relationship between the parties, shall be decided by mandatory binding arbitration before the American Arbitration Association, State of Nevada. In such arbitration, the parties shall be entitled to the full discovery rights accorded to litigants under the Laws of the State of Nevada.  The prevailing party shall be entitled to recover all costs and expenses incurred, including its reasonable attorney's fees, related costs, and any advanced arbitration expenses.

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Indemnification.  Consultant will indemnify and hold harmless UTEC and its officers, directors, agents and employees against any expenses, which may be incurred by UTEC as a result of statements made by Consultant which are inaccurate or misleading or the failure by Consultant to state facts, which are necessary to be stated in order to make statements made not misleading.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

UTEC, Inc.                                                                                     Princeton Research of Nevada, Inc.

/s/ Fortunato Villamagna                                                            /s/ Mike King
Fortunato Villamagna CEO/Director                                         Mike King CEO/Director